Exhibit 10.6

NCN Group Management Limited

PERSONAL AND CONFIDENTIAL

EMPLOYMENT AGREEMENT

NAME	Stanley, Kam Wing CHU
HKID No.	K601139(A)
POSITION	General Manager
DIRECT SUPERIOR	Chief Executive Officer
EMPLOYEE CATEGORY	Permanent
BASIC SALARY	HK$35,000
COMMENCEMENT DATE	1 June 2006

Dear Mr. Chu,

We, NCN Group Management Limited (hereinafter referred to as the “COMPANY”), have the pleasure to offer you the above stated position in accordance with the captioned schedule of terms and conditions stated hereunder:

(1)	Working Hours	For Office staff : Office hours as determined by the COMPANY. Currently Monday to Friday : 9:00 a.m. to 17:30 p.m. Saturday : 9:00 a.m. to 13:00 p.m.
(2)	Duties

Your duties shall include the major duties but not limited to those listed on the attachment for which you are employed and you are required to carry out other assignments on a regular basis which the COMPANY or your supervisor may call upon you to perform. You are required to hold extra positions in any of the Group’s company as assigned by your superior.

(3)	Meal-break	For each working day you will be entitled to one (1) hour meal-break, which is between 13:00 p.m. and 14:00 p.m.
(4)	Holidays	You are entitled to the following holidays: Gazetted General Holidays.
(5)	Annual Leave	Eighteen (18) working days of annual leave after serving every period of Twelve (12) months.
(6)	Employee Benefits	You are entitled to enjoy the employee benefits pertinent to your employee category. All benefits are subject to revision from time to time as deemed appropriate by Management.
(7)	Year-End Bonus

You shall be entitled to an annual bonus of HK$100,000 after completion of one calendar year of service. Payment of bonus will be paid on a pro-rata basis for the first calendar year from the date of employment till the end of the last day of that calendar year.

Employment Agreement for	P.2

(8)	Bonus Share	For the first two years of employment, you will be rewarded each year with 100,000 common stock of the listed company Network CN Inc. upon completion of one full year of service.
(9)	Termination of Employment

a)    During the first month of probationary period, no notice or payment in lieu is required.

b)    During the second and third month of the probationary period or during the extended probationary period, seven days’ notice or payment in lieu is required.

c)    After confirmation into permanent employment, one month’s notice or payment in lieu is required.

(10)	Transferability

For reasons of operations needs, reallocation of manpower, cross training, staff development, conflicts or on medical grounds, the Management reserves the rights to vary the nature of your duties according to your personal abilities to perform multi-tasks, which may include your possible transfer to other departments or secondment to other properties within our Group of Companies.

All benefits and entitlements due to such transfers will be adjusted accordingly.

(11)	Uniform	Smart office attire is required.
(12)	Termination due to Misconduct, Unpunctuality, or Breach of Contract

Your employment can be terminated at any time, without notice or payment in lieu in the event of your serious misconduct, persistent unpunctuality, neglect of duty or breach of any of the terms and conditions of your employment, or of any rules and regulations governing your employment.

(13)	Rules & Regulations

You are to comply with all rules and regulations governing your employment made by the COMPANY from time to time. You will also observe the House Rules made known to you from time to time by the COMPANY or your Department Head.

(14)	Rules of Bribery

a)   At any time during this agreement, you must inform the COMPANY if you or your immediate family have any financial interest in any business with which the COMPANY has business dealings or which competes with the COMPANY.

b)  Unless permission is given by the COMPANY in advance, you or your immediate family must not accept any personal loan from the COMPANY’s suppliers, clients or business associates.

c)  Prior permission granted from the COMPANY must be received before taking up any outside work or in exchange for extra benefits.

d)  Other than the salary, rewards and benefits specified in this agreement, you must seek permission from the COMPANY for the acceptance of any form of reward and advantage with your work.

(15)	Training

It is expected that you will take interest in your professional and personal growth through devoting reasonable personal time to taking part in training and developmental activities arranged by the COMPANY.

Employment Agreement for	P.3

(16)	Mandatory Provident Fund Scheme	This will be commended according to Hong Kong Special Administrative Region Government regulations and requirements.
(17)	Non-disclosure of Company’s Proprietary Information

The NCN Group Management Limited and its subsidiaries expect you to be discreet in all matters of proprietary information. You shall not, whether during or after the subsistence of this employment agreement, disclose to any third party any information or material relating to the Company, its business and its customers coming to your knowledge in the course of your work. Except in those circumstances where you have obtained the written consent from the NCN Group Management Limited or its subsidiaries, the Company will take disciplinary action including summary dismissal against you.

Should you wish to accept the appointment on the aforesaid terms, kindly confirm your acceptance by signing the two (2) copies of this letter and returning them to us. If unconfirmed by you, this offer of employment will automatically expire in 48 hours.

Our very best wishes for every success in your new appointment with NCN Group Management Limited. We indeed look forward to developing mutually beneficial relations.

Yours sincerely,

For and on behalf of

NCN Group Management Limited

/s/ Hui Chin Tong, Godfrey	June 27, 2006
Hui Chin Tong, Godfrey	Date
Chief Executive Officer

I, Stanley, Kam Wing CHU, fully understand all the details above and now confirm my acceptance of the aforesaid employment terms. I shall take full responsibility of my job and agree to be transferred within our Group of Companies as the COMPANY deems appropriate.

/s/ Stanley, Kam Wing CHU	June 27, 2006
Stanley, Kam Wing CHU	Date
Signature of Employee

c.c.	ORIGINAL FOR EMPLOYEE
COPY FOR PERSONAL FILE